Exhibit 10.1

December 31, 2007

Mr. David W. Thomas

P. O. Box 3886

Honolulu, HI 96812

Re:          Retention Payments

Dear Dave:

This letter confirms the understanding between you and Bank of Hawaii Corporation and Bank of Hawaii (collectively, “we” or the “Bank”) with respect to the completion of your employment with the Bank.  The Bank is grateful for your services and the Human Resources and Compensation Committee of our Board has determined that you have satisfactorily completed the duties required of you under the Retention Agreement dated December 16, 2005 between you and the Bank.  As authorized under Section 1 of the Retention Agreement, we have decided to advance your “Separation Date” for purposes of the Retention Agreement to the close of business on December 31, 2007.

Subject to your execution and delivery to us of this letter and the attached release not later than 31 days after the date hereof, and provided that you do not revoke the release within the period specified therein (the “Revocation Period”), the Bank agrees to pay or provide to you the following:

1.             the “Retention Payment” described in Section 3.a of the Retention Agreement, determined by reference to your base salary as of the Separation Date and payable according to the schedule provided under Section 3.a of the Retention Agreement;

2.             the health insurance coverage described in Section 3.b of the Retention Agreement for the duration of the period prescribed therein;

3.             the waiver, as of the Separation Date, of the entire amount of your obligation to reimburse the Bank for the remaining balance as of the Separation Date of your initial membership fee at the Oahu Country Club, as provided in Section 3.c of the Retention Agreement;

4.             your “Final Award” (for purposes of the Bank of Hawaii Corporation Executive Incentive Plan) for the performance period ending December 31, 2007, payable in 2008 following the expiration of the Revocation Period and otherwise at the same time as the payment of Final Awards to other Executive Incentive Plan award recipients for the performance period ending December 31, 2007, and in such amount as may be determined by the Human Resources and Compensation Committee (with the determination to be made at the same time as the determination of Final Awards payable to other Executive Incentive Plan award recipients for the performance period ending December 31, 2007); and

5.             in recognition that you have satisfactorily completed your service to the Bank and that you will forfeit 20,000 Restricted Shares as a result of the Bank’s advancement of your Separation Date, a cash amount equal to the product of (x) 20,000 and (y) the per share closing price of Bank of Hawaii Corporation’s common stock on the New York Stock Exchange on the Separation Date, to be paid to you as soon as practicable after the expiration of the Revocation Period (but in no event later than 60 days after the expiration of the Revocation Period).

The payments described above are contingent on the continuation of your employment with the Bank through the close of business on the Separation Date designated above, and will be made in a manner so as to comply with the requirements of Section 409A of the Internal Revenue Code (to the extent any such requirements are applicable).

This letter (together with the release) sets forth the entire agreement between you and the Bank, and fully supersedes any and all prior agreements or understandings between you and the Bank pertaining to the subject matter hereof.  You agree that you continue to be bound by Sections 2, 4, 6, 8, 9, 11 and 12 of the Retention Agreement.

Please indicate your agreement with these terms by signing as indicated below and returning the original to me.  I have enclosed a copy of this Letter for your records.

Very truly yours,

BANK OF HAWAII CORPORATION and
BANK OF HAWAII

By:	/s/ ALLAN R. LANDON
Allan R. Landon
Chief Executive Officer

Accepted and agreed:

/s/ DAVID W. THOMAS	December 31, 2007
David W. Thomas	Date